EXHIBIT 99.1
                     [CFS BANCORP, INC. LETTERHEAD]

January 7, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500

       CITIZENS FINANCIAL SERVICES, FSB ELECTS TWO NEW DIRECTORS

MUNSTER, IN - January 7, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) announced today that Joyce M. Simon of Chicago, IL and Robert R. Ross of Munster, IN were elected to the Board of Directors of its wholly-owned subsidiary, Citizens Financial Services, FSB.

Joyce Simon joined the John G. Shedd Aquarium in 1992 as its first Chief Financial Officer. She is responsible for treasury, financial reporting, risk management and accounting functions as well as information technology, purchasing and ancillary services.

Before joining the Aquarium, Ms. Simon was a partner with the international accounting firm of Ernst & Young where she worked with clients in a variety of industries ranging from securities broker-dealers to aerospace and defense contractors and financial holding companies.

Ms. Simon is a member of The Executive Club of Chicago and served as treasurer of the YWCA of Metropolitan Chicago, where she was recognized twice as Outstanding Board Member. She is also a former board member of the Illinois Spina Bifida Association and has been active with the AICPA and the Illinois CPA Society. She is also the former president of the Chicago Finance Exchange and the American Woman's Society of CPAs.

Ms. Simon has both an MBA in Finance and Accounting and an AB in Political Science from the University of Chicago.

Robert Ross retired as a Senior Audit Partner from the international accounting firm of PricewaterhouseCoopers, LLP on December 31, 2003 after 35 years of serving a variety of national and multi-national private and publicly-held clients in industries including oil and gas, general manufacturing, steel-making and processing, heavy equipment manufacturing, food processing and distribution, and financial and insurance services.

Mr. Ross' internal positions at PricewaterhouseCoopers included Chicago Group Lead Manufacturing Specialist, Audit Technology partner for the Chicago Group, and Mid-West Regional Risk Management partner. He most recently served as the firm's Director of Independence Policy with responsibility for a group of National Office consulting partners.







CFS Bancorp, Inc. - Page 2 of 2

Mr. Ross has also served as a member of the Institute of Management Accountants, Canada Committee of the Chicago Association of Commerce and Industry, AICPA, and Indiana and Illinois CPA Societies. Mr. Ross is also a Vietnam veteran having served in the U.S. Army.

In his charitable and civic activities, Mr. Ross has served as a board member and chairman of the finance committees of the Mid-America Chapter of the American Red Cross and Blood Services Boards, President and board member of the Robertsdale Foundation, board member and chairman of the finance committee of Calumet College of St. Joseph, and board member of the Munster Babe Ruth League.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana.


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